Exhibit 23(a)

Consent of independent registered public accounting firm

To the Board of Directors

NewStar Financial, Inc.:

We consent to the use of our reports dated March 3, 2015, with respect to the consolidated balance sheet of NewStar Financial, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

KPMG LLP

Boston, Massachusetts

August 21, 2015